FPB Bancorp, Inc. Reports First Quarter Results

PORT ST. LUCIE, Florida, April 30th– FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today a first quarter net loss of $381,000 or ($.19) per basic and diluted loss per share, compared to net earnings of $86,000 or $.04 per basic and diluted earnings per share for the first quarter of 2007.  Total consolidated assets for the first quarter of 2008 were $215.5 million, as compared to $196.8 million for the first quarter of 2007, a 29% annualized growth rate.

David W. Skiles, President & CEO, stated, “The decrease in our net earnings for 2008 over 2007 is a direct result of both planned and unplanned events.  The bank’s fifth office in Palm City, Florida opened in January of 2008, and the sixth branch in West Port St. Lucie, Florida is expected to open in the second quarter of 2008.  These events are long-awaited and add franchise value to the company, as well as provide greater access to our services, and allow us to reach a broader base of community individuals and businesses.  Until these two branches mature and become profitable, the bank’s earnings will continue to be affected by the additional overhead expense.”

Mr. Skiles continued by saying, “The more significant impact to the quarter’s losses is a result of the effects of the depressed Florida real estate market, and the overall declining economy.”

An increase in loans classified as impaired for the three months ended March 31, 2008 resulted in additional reserves for loan losses, further indicating the softening of the economy and a decline in credit quality.  The provision for loan losses was $559,000 for the three months ended March 31, 2008, as compared to $95,000 for the three months ended March 31, 2007.  Management believes that the reserve is adequate to provide for any potential losses on those loans considered impaired.

“The strain on operating earnings due to declining interest rates and other downward economic pressures is evident in the decrease in the net interest margin, which was 3.70% in the first quarter of 2008, as compared to 4.63% in the first quarter of 2007,” said Mr. Skiles.  “To help mitigate the depressed earnings in 2008, management has taken immediate steps to reduce internal overhead wherever possible.”

Mr. Skiles concluded by saying, “The banking industry as a whole has suffered as a result of the remarkable declining real estate market, continued weakening of credit quality and general overall economic pressures.  The board and management of FPB Bancorp, Inc. are committed to increasing the franchise value of the Company, and to overcoming the challenges brought forth by the current economic conditions.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has five full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952